UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 18, 2005

NATURAL HEALTH TRENDS CORP.

(Exact name of Company as specified in its charter)

Delaware	0-26272	59-2705336

(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

2050 Diplomat Drive Dallas, TX		75234

(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code	(972) 241-4080

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On November 18, 2005, Natural Health Trends Corp. (the “Company”) received a letter from The NASDAQ Stock Market stating that the Company is not in compliance with Marketplace Rule 4350(c)(1) and 4350(d)(2) (the “Rules”). As previously disclosed, Randall A. Mason is no longer considered an independent director of the Company’s Board of Directors since an entity partially owned by Mr. Mason received approximately $2.4 million in payments from an independent distributor of the Company’s products during the period 2001 through 2005. Effective November 11, 2005, Mr. Mason resigned as Chairman and a member of the Company’s Audit Committee, although he remains a member of the Board of Directors. The Company’s Board of Directors is now comprised of three individuals: Robert H. Hesse, Sir Brian Wolfson and Mr. Mason. Mr. Wolfson remains as the only independent director and Audit Committee member. The Company is required to provide the NASDAQ Stock Market the Company’s specific plan and timetable to achieve compliance with the Rules on or before December 2, 2005.
     The Company’s Nominating Committee is in the process of identifying, reviewing and evaluating appropriate candidates for appointment to the Board of Directors as independent directors. The Company intends to appoint the newly appointed independent directors to its Audit Committee.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
     99. Press Release of the Company dated November 22, 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL HEALTH TRENDS CORP.
Date: November 22, 2005	By:	/s/ Robert H. Hesse
		Name:	Robert H. Hesse
		Title:	Interim Chief Executive Officer

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